UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14C

(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☒ Preliminary information statement

☐ Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2)).

☐ Definitive information statement.

Hotel Outsource Management International, Inc.

(Name of Registrant as Specified in its Charter)

Payment of filing fee (check appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Tile of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act of Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC.
80 Wall Street, Suite 815
New York, New York 10005
(212) 344-1600

DEAR STOCKHOLDERS:

The enclosed Information Statement is being furnished to the holders of record of the shares of the common stock (the “Common Stock”) of Hotel Outsource Management International, Inc., a Delaware corporation (the “Company” or “HOMI”), as of the close of business on the record date [    ], 2014 (the “Record Date”). The purpose of the Information Statement is to notify our stockholders that on March 20, 2014, the Company received  a unanimous written consent in lieu of a meeting from the members of the Board of Directors (the “Board”), and, on April 1, 2014, the Company received a written consent of the holders of a majority of the issued and outstanding shares of the Company’s Common Stock (the “Written Consent”). The written consents adopted and approved resolutions that authorized the Company to effect the following corporate actions:

(1)   Transfer of all of the Company’s operations, trademark registrations and operations subsidiaries, as well as all of the debt of the Company and the debt of the operations subsidiaries to Daniel Cohen and Moise Laurent Elkrief (the “Purchasers”) (the “Transaction”).

Mr. Cohen is the President of HOMI, and both he and Mr. Elkrief are controlling Stockholders of HOMI.

The accompanying Information Statement is being furnished to our stockholders for informational purposes only, pursuant to Section 14 (c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder. As described in this Information Statement, the foregoing corporate actions were approved by our Board of Directors (the “Board”) by written consent on March 20, 2014.   On April 1, 2014, shareholders representing a majority of the issued and outstanding Common Stock of the Company, adopted by written consent the resolutions approving the Transaction.  The agreement between the Company and Messrs. Cohen and Elkrief is set forth in Appendix A.   Such written consent constitutes the only stockholder approval required to approve this action under Delaware law.  Because the written consent of the holders of the majority of the shares of the Company satisfies all applicable stockholder voting requirements, the Board is not soliciting your proxy or consent in connection with the matters discussed above. You are urged to read the Information Statement carefully and in its entirety for a description of the actions taken by the Majority Holders.

The actions will not become Effective before the date which is 21 days after this Information Statement was first mailed to stockholders. The Information Statement is being mailed on or about May __  , 2014, to stockholders of record on [       ] (the “Record Date”).

THE BOARD OF DIRECTORS IS NOT SOLICITING PROXIES AND YOU ARE REQUESTED NOT TO SEND A PROXY.

By Order of the Board of Directors

/s/ Daniel Cohen
Daniel Cohen
Director and CEO

Date:  May ___, 2014

HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC.
80 Wall Street, Suite 815
 New York, New York 10005
212-344-1600

INFORMATION STATEMENT

This Information Statement is being furnished to the stockholders of Hotel Outsource Management International, Inc., a Delaware corporation (“HOMI” or the “Company”), at the direction of the Company’s Board of Directors and pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934.  It is furnished in connection with an action taken by written consent of the holders of a majority of our Common Stock in lieu of a meeting to approve the acquisition of the Company’s operations, trademark rights, operating subsidiaries, along with the debt of the Company and the debt of its subsidiaries by Daniel Cohen and Moise Laurent Elkrief, currently the two largest shareholders of the Company (the “Transaction”).  This Transaction will be accomplished pursuant to the Agreement set forth on Appendix A.

On March 20, 2014, the Board of Directors (the “Board”) approved the Transaction, and on April 1 2014 shareholders representing a total of 2,606,319 shares executed a written consent approving the Transaction.  Of those 2,606,319 shares, Mr. Cohen and Mr. Elkrief hold a total of 2,088,697 shares.  After execution of this consent, Mr. Cohen and Mr. Elkrief recused themselves and the remaining shareholders representing 517,222 of the 860,787 shares not held by either Mr. Cohen or Mr. Elkrief, resolved to approve the Transaction.  All consenting stockholders including Mr. Cohen and Mr. Elkrief shall be referred to as the “Consenting Stockholders” and the consenting stockholders excluding Mr. Cohen and Mr. Elkrief shall be referred to as the “Non-Interested Consenting Stockholders.”   The Consenting Stockholders held of record on the Record Date approximately 88.37% of the total issued and outstanding Common Stock of the Company, which was sufficient to approve the Transaction.   Non-Interested Consenting Stockholders represented a total of 60.1% of the 860,787 outstanding shares of HOMI common stock not held by Mr. Cohen or Mr. Elkrief, and 17.54% of the total 2,949,484 shares outstanding on the Record Date.      Dissenting stockholders do not have any statutory appraisal rights as a result of the action taken. The Board does not intend to solicit any proxies or consents from any other stockholders in connection with this action. All necessary corporate approvals have been obtained, and this Information Statement is furnished solely to advise stockholders of the actions taken by written consent.

Delaware General Corporation Law Section 228 (the “Code”) generally provides that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. In order to eliminate the costs and management time involved in obtaining proxies and in order to effect the above actions as early as possible in order to accomplish the purposes of the Company as herein described, the Board consented to the utilization of, and did in fact obtain, the written consent of the Consenting Stockholders who collectively own shares representing a majority of our Common Stock.

This Information Statement is being distributed pursuant to the requirements of Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to the Company’s stockholders of record on the Record Date. The corporate action described herein will be effective on the 21st  day after the mailing of this Information Statement or May __, 2014.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith.

Hotel Outsource Management International, Inc.  is a multi-national service provider in the hospitality industry, supplying a range of services in relation to computerized minibars that are primarily intended for in-room refreshments. In addition, we manufacture and install our own proprietary computerized minibar, the HOMI ® 330 and the HOMI ® 226.

Hotel Outsource Management International, Inc. is a holding company for several subsidiaries which market, and operate computerized minibars in hotels located in the United States, Europe and Israel.  Our core activities focus primarily on manufacturing, operating, servicing and marketing computerized minibars installed in upscale hotels throughout the world.

This Information Statement is being mailed on or about May ___, 2014.

FORWARD LOOKING STATEMENTS

This Information Statement and other reports that the Company files with the U.S. Securities and Exchange Commission (the “SEC”) contain forward-looking statements about the Company’s business containing the words “believes’, “anticipates”, “expects” and words of similar import. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or performance to be materially different from the results or performance anticipated or implied by such forward-looking statements. Given these uncertainties, stockholders are cautioned not to place undue reliance on forward-looking statements. Except as specified in SEC regulations, the Company has no duty to publicly release information that updates the forward-looking statements contained in this Information Statement. An investment in the Company involves numerous risks and uncertainties, including those described elsewhere in this Information Statement. Additional risks will be disclosed from time-to-time in future SEC filings.

Summary Term Sheet of the Proposed Corporate Action

•	Hotel Outsource Management International, Inc. is a holding company for several subsidiaries including HOMI Industries Ltd.
•
HOMI shall transfer all of the intellectual property rights it holds, all of the outstanding stock of its subsidiaries (excluding HOMI Industries) and all other assets of HOMI and its subsidiaries to HOMI Industries.

•	In consideration for these assets, HOMI Industries shall assume all of the liabilities of HOMI as of December 31, 2013, except for an IRS claim which HOMI is in the process of resolving.
•
Daniel Cohen, an officer, director and shareholder of HOMI, and Moise Laurent Elkrief, , the beneficial owner of the HOMI shares held by the majority shareholder of HOMI, shall acquire all of the issued and outstanding stock of HOMI Industries for $1.00

•	By acquiring all of the issued and outstanding shares of HOMI Industries’, Messrs. Cohen and Elkrief shall be acquiring all of the assets and liabilities of HOMI. (See “Actions to Be Taken”)
•	Once this corporate action is complete, HOMI shall not have any assets or liabilities (except for the IRS claim).
•
HOMI has received an independent valuation of the company which states that HOMI, taking into consideration its debts and cash flow, has a negative value.  (See “Actions to Be Taken – Independent Valuation”)

VOTE REQUIRED TO APPROVE CORPORATE ACTIONS

As of the Record Date, there were 2,949,484 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote. For the approval of the Transaction, the affirmative vote of a majority of the shares of Common Stock outstanding and entitled to vote at the Record Date, or 1,504,237 shares, was required for approval.

CONSENTING STOCKHOLDERS

On March 20, 2014, the Board unanimously adopted resolutions approving the disposition of the assets and debts of HOMI and its subsidiaries to Daniel Cohen and Moise Laurent Elkrief, and recommending that stockholders approve such corporate actions. In connection with the adoption of these resolutions, the Board elected to seek the written consent of the holders of a majority of the Company’s issued and outstanding Common Stock in order to reduce the costs and implement the proposals in a timely manner.

On April 1, 2014, the following Consenting Stockholders, who collectively own 2,606,319 shares of the Company’s issued and outstanding Common Stock (approximately 88.37%), consented in writing to the proposed Transaction:

Tomwood Ltd.(1)	1,758,135 shares, representing approximately 59.6%
Daniel Cohen	330,562 shares, representing approximately 11.2%
Avraham Bahry	169,546 shares, representing approximately 19.7%
GTL Investment Ltd.	116,973 shares, representing approximately 13.6%
Starboard Enterprises	80,676 shares, representing approximately 9.4%

Jacob Ronnel	50,102 shares, representing approximately 5.8%
Ariel Almog	41,705 shares, representing approximately 4.8%
Talia Chacham	35,717 shares, representing approximately 4.1%
Guy Bahry	22,903 shares, representing approximately 2.7%

Following this consent, the Non-Interested Consenting Stockholders, representing a total of 517,622 shares or 60.1% of the outstanding HOMI common stock excluding those shares held by Tomwood Ltd. and Mr. Cohen, again consented to the Transaction.

(1) The HOMI shares held by Tomwood Ltd. are beneficially owned by Mr. Moise Laurent Elkrief.

Under Section 14(c) of the Exchange Act, the Transaction cannot become effective until the expiration of the 20-day period following the filing and mailing of the Definitive 14C Information Statement.

The Company is not seeking written consent from any of our other stockholders, and stockholders other than the Consenting Stockholders will not be given an opportunity to vote with respect to the Corporate Actions.

WE ARE NOT ASKING YOU FOR A PROXY OR A CONSENT
AND YOU ARE REQUESTED NOT TO
SEND US A PROXY OR A CONSENT

This date of this Information Statement is May ___, 2014.

ACTIONS TO BE TAKEN

Transferring the assets of HOMI and its subsidiaries, along with the debts of HOMI and its subsidiaries, to Daniel Cohen and Moise Laurent Elkrief

General

Our Board has unanimously approved a proposal to transfer the assets of HOMI and its subsidiaries to Mr. Cohen and Mr. Elkrief in exchange for their assumption of the debts of HOMI and its subsidiaries.  The Board determined that HOMI’s current business model is unsustainable and intends to look for other business opportunities.  No state or federal regulatory approval is required in connection with this corporate action.

Pursuant to an agreement by and between HOMI, HOMI Industries Ltd, Mr. Cohen and Mr. Elkrief, HOMI shall transfer all of its assets and the assets of its subsidiaries other than HOMI Industries to HOMI Industries, and in consideration, HOMI Industries shall assume all of the liabilities of HOMI and its subsidiaries, excluding an IRS claim which HOMI is currently responding to.  Mr. Cohen and Mr. Elkrief shall then acquire all of the shares of HOMI Industries for $1.00.  As a result, Mr. Cohen and Mr. Elkrief shall have acquired all of the assets and all of the liabilities of HOMI and its subsidiaries.

Independent Valuation

In order to determine the value of HOMI, the Company retained an independent consultant, A. Heifetz & Co.  A. Heifetz & Co. is an Israeli investment, economic and financial consulting firm.which specializes in valuations, economic studies, capital raising, financial management, project financing, feasibility studies, business plans, representation of investors and strategic and economic consulting for mergers and acquisitions.  It has performed valuations on over 3,300 companies since the company’s founding in 1988.  A Heifetz & Co. performed a valuation for HOMI several years ago.  There has been no material relationship during the past two years nor is there a relationship mutually understood to be contemplated,  between A Heifetz & Co. and the Company or its affiliates.

When retaining A Heifetz & Co. to determine the valuation of HOMI, HOMI outlined the terms of the transaction, including the proposed consideration, to A Heifetz & Co. at an early stage of the negotiations. In the end, the consideration that the buyer agreed to pay was actually substantially higher (and more beneficial to HOMI) than the consideration which the expert had held to be reasonable. In other words, even if the consideration being paid to the subject company had been substantially lower, it would still meet the fairness criteria as held by the expert.

In determining the valuation of HOMI, A Heifetz & Co. reviewed the company’s financial statements and forecasts, in addition to its current cash flow.  The consultant also took into consideration the company’s operating history, and the trading price of its shares.  The consultant determined that HOMI will achieve a positive valuation only if it sells over 2,000 minibars in direct sales each year starting from 2016 and thereafter, or if it can reduce the selling, marketing, general and administrative costs by 35% (approximately $500,000), but expressed doubt that it would meet those goals, and stated that even it HOMI did meet those goals, because of its debt, the company would still have a negative net value

According to the report prepared by A. Heifetz & Co., HOMI has a negative valuation.  This determination was based on several factors including the fact that HOMI has negative cash flow and is required to fund its operations from external sources; HOMI’s cash flow is insufficient to pay existing financial liabilities; and HOMI’s auditors, Barzily & Co., stated in its report that it had doubts about HOMI continuing as a going concern.

The consultant determined that HOMI has a negative net value of $3,200,000.

Effects of the Asset Transfer and Debt Assumption

As of December 31, 2013, HOMI and its subsidiaries had collective debts of approximately $4,100,000.  This debt is divided as follows:  (i) there is debt of Hotel Outsource Management International, Inc. (the parent company) of approximately $900,000; (ii) two of the Company’s subsidiaries, HOMI Israel Ltd. and HOMI USA have collective debt of approximately $400,000. These two subsidiaries will become subsidiaries of HOMI Industries Ltd. as part of this transaction; and (iii) HOMI Industries has debt of approximately $2,800,000.  Of the $900,000 of debt of HOMI, the parent company, approximately $800,000 is owed to Daniel Cohen and Moise Laurent Elkrief, who will be acquiring the assets and liabilities of the company.

The independent appraiser retained by HOMI has concluded that HOMI's consolidated value is negative.  Upon the effectiveness of the corporate actions described in this information statement, HOMI will have no assets, with the exception of several inactive subsidiaries, and no third party liabilities except as set forth in the Agreement.  The company will then be free to search for other business opportunities.

Principal Stockholders

The following table sets forth certain information known to HOMI with respect to beneficial ownership of HOMI common stock as of March 31, 2014, the number and percentage of outstanding shares of common stock beneficially owned by each person who beneficially owns:

•	More than 5% of the outstanding shares of our common stock;
•	Each of our officers and directors;
•	All of our officers and directors as a group.

Except as otherwise noted, the persons named in this table, based upon information provided by these persons, have sole voting and investment power with respect to all shares of common stock owned by them

Names and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	% Beneficially Owned (1)

Daniel Cohen 10 Iris Street, PO Box 4591 Caesarea, Israel 30889	330,562	11.2%

Jacob Ronnel 21 Hasvoraim Street Tel Aviv, Israel	50,102	1.7%

Ariel Almog (2) 224 Maypoint Drive, San Raphael, CA	41,705	1.4%

Avraham Bahry 1 Gan Hashikmin Street Ganei-Yehuda-Savion, Israel	169,546	5.7%

Kalman Huber 17, Levy Eshkol st. Tel Aviv, Israel	0	0

Tomwood Ltd. Vanterpool Plaza Wickhams Cay 1 Road Town Tortola, BVI XOVG111O	1,758,135	59.6%

All officers and directors as a group (5 people) (1)(2)	550,210	18.7%

(1)     Based on total of 2,949,484 shares outstanding as of March 15, 2014.
(2)     Mr. Almog resigned from his positions with HOMI effective November 2013.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

This Information Statement is provided to the holders of Common Stock of the Company only for information purposes in connection with the actions listed above, pursuant to and in accordance with Rule 14c-2 of the Exchange Act.    Please carefully read this Information Statement.

Dated:  May___, 2014

Daniel Cohen
Hotel Outsource Management International, Inc.
80 Wall Street, Suite 815
New York, New York 10005

AGREEMENT

This Agreement (the “Agreement”) is made and entered into as of  March 25, 2014 by and between Hotel Outsource Management International, Inc., a Delaware corporation (“HOMI”) having a registered address at 80 Wall Street, Suite 815, New York, NY 10005, HOMI Industries Ltd, having its principal place of business at Galgalei HaPladah 20, 2nd Floor, Herzliya Pituach 4672220, Israel (“Industries”), Moise Laurent Elkrief, 8C Chemin Edouard Tavan, 1206 Genève, Switzerland (“Elkrief”) and Daniel Cohen, 10 Iris Street, PO Box 4591, Caesarea 3088900, Israel (“Cohen”), (Elkrief and Cohen, or a company owned by them via which they will perform the transactions set forth herein, hereinafter jointly referred to as “PURCHASERS”), who hereby agree as follows.

WHEREAS, HOMI is a holding company for Industries, HOMI USA, Inc. and HOMI Israel Ltd. and an indirect holding company for HOMI UK Limited (hereinafter each of the foregoing companies a “Subsidiary” and jointly referred to as the “Subsidiaries”); and

WHEREAS, HOMI owns registered trademarks for “HOMI” in various countries around the world, all as set forth in Exhibit “A”, together with all associated goodwill (collectively, the “IP Rights”), for which an exclusive worldwide license was issued to Industries in 2009; and

WHEREAS, Cohen is currently an officer and director and shareholder of HOMI and an officer and director of the Subsidiaries; and

WHEREAS, Tomwood Limited, a BVI corporation (“Tomwood”), is the majority shareholder of HOMI, and Elkrief is the beneficial owner of the HOMI shares which are held in Tomwood’s name; and

WHEREAS, Purchasers beneficially own an aggregate of 2,088,697 shares of HOMI’s common stock, out of the total of 2,949,484 issued and outstanding shares of common stock in HOMI, thereby representing approximately 71% of HOMI’s issued and outstanding common stock; and

WHEREAS, Purchasers are willing to purchase the Transaction Assets (as defined below) and HOMI is willing to sell the same upon the terms and conditions provided hereinbelow; and

WHEREAS, because of the potential conflict of interest arising from the transactions described herein and to provide assurances that the proposed terms and conditions of the transactions proposed herein are fair and reasonable to the Parties, including the shareholders of HOMI, HOMI contracted to obtain an independent valuation from A. Heifetz & Co. Investment Banking, who is not affiliated in any manner to any of the parties hereto and who placed a negative value on the Transaction Assets.  A copy of such valuation is attached hereto and incorporated herein as Exhibit “B”.

NOW, THEREFORE, in consideration of the premises, the respective covenants and commitments of HOMI and PURCHASERS set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

I.           HOMI RESTRUCTURING

1.1            Internal Transfer of Restructuring Assets by HOMI.  Immediately prior to the actions contemplated in Section 2.1 below herein, HOMI shall take all action necessary to sell, assign and transfer the IP Rights, all of the issued and outstanding stock of all the Subsidiaries except Industries and all of the rights of HOMI and HOMI Europe S.A.R.L. in the intra-company balance between HOMI and those Subsidiaries, including loans which they made to those Subsidiaries at various times and which remain outstanding as listed in Exhibit “C” (all the foregoing, collectively, the “Restructuring Assets”), to Industries, and Industries hereby agrees to purchase and acquire the same from HOMI.  Prior to Closing (as defined below herein), HOMI shall deliver to Industries (i) all such documents as may be required to vest in Industries good and marketable title to the Restructuring Assets free and clear of any and all liens, and (ii) all necessary stock transfer and any other required documentary stamps. For avoidance of any doubt, even after the sale and assignment of the Restructuring Assets, the Subsidiaries will continue to carry the liabilities they have at that time, as listed on Exhibit “D”. To the Parties’ best knowledge, Exhibit “D” includes all of the Subsidiaries’ liabilities, as of December 31, 2013, and may be further adjusted, as necessary, at Closing, in order to reflect their liabilities at that time, but it is the Parties’ intention that all of the Subsidiaries’ liabilities will continue to be carried by the Subsidiaries as of Closing.

1.2           Internal Transfer of Debt to Industries.  In consideration for the sale, assignment and transfer of the Restructuring Assets to Industries, Industries shall assume from HOMI the liabilities listed on Exhibit “E” (the “Assumed Liabilities”). The Parties hereto shall undertake their best efforts to obtaining a release of HOMI by the creditors under the Assumed Liabilities, and for those Assumed Liabilities for which no release is obtained, Industries and Purchasers shall indemnify HOMI therefrom as described hereinbelow in Article VI. To the Parties’ best knowledge, Exhibit “E” includes all of HOMI’s debts, as of December 31, 2013, and may be further adjusted, as necessary, at Closing, in order to reflect HOMI’s debt at that time, but it is the Parties’ intention that no debt will remain in HOMI as of Closing, with the exception of a currently outstanding IRS demand for payment of c. $200k in fines by HOMI, relating to alleged failure by HOMI to make certain filings in a timely manner (the “IRS Claim”), for which Industries and Purchasers shall indemnify HOMI in part as described in Article VI below.

II.           PURCHASE AND SALE OF THE TRANSACTION ASSETS

2.1           Purchase and Sale.  Upon the terms and subject to the conditions set forth in this Agreement, HOMI hereby agrees to sell, assign and transfer to PURCHASERS all of the issued and outstanding stock of Industries (the “Subsidiary Shares”) and all of the rights of HOMI in the intra-company balance between HOMI and Industries, including in respect of loans which it made to Industries at various times and which remain outstanding, all as listed in Exhibit “F” (collectively with the Subsidiary Shares: the “Transaction Assets”), and PURCHASERS hereby agree to purchase and acquire all of the Transaction Assets from HOMI, following completion of the HOMI restructuring pursuant to Article I above.

2.2            Closing; Effective Time.  The closing (the "Closing") of all of the transactions contemplated herein (collectively, the "Transaction") shall take place at the offices of HOMI, or such other location as the parties may so agree on or before ____________________, 2014, after the satisfaction or waiver of the conditions set forth in Article VII, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").  The Transaction shall become effective twenty (20) days after HOMI files its Definitive Information Statement with the US Securities and Exchange Commission and the same has been disseminated to all of the shareholders of HOMI (the “Effective Time”) Prior to that time, the Transaction shall not be effective, such that none of HOMI’s assets shall have been deemed assigned to any party pursuant to this Agreement unless and until the Transaction becomes effective as set forth above, and such matters shall in all respects be deemed a condition precedent to the effectiveness of this Agreement.

2.3            Delivery of the Transaction Assets.  At Closing, HOMI shall deliver to PURCHASERS (i) all such documents as may be required to vest in PURCHASERS good and marketable title to the Transaction Assets free and clear of any and all liens, and (ii) all necessary stock transfer and any other required documentary stamps.

2.4            Taking of Necessary Action; Further Action.  If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Purchasers with full right, title and possession to the Transaction Assets, the other parties will take all such lawful and necessary action.

III.           PURCHASE PRICE

Purchase Price.  In consideration for the sale, assignment and transfer of the Transaction Assets to PURCHASERS, it being understood that the Subsidiaries shall continue to carry existing liabilities as set forth in Exhibit “D”, in addition to the Assumed Liabilities that will have been assigned by HOMI to Industries as set forth in Section 1.2 above and pursuant to Exhibit “E”, PURCHASERS shall pay the sum of $1 (one Dollar) to HOMI.

IV.           REPRESENTATIONS AND WARRANTIES OF PURCHASERS

PURCHASERS, as the same applies to each of them individually and not jointly and severally, hereby represent and warrant to their respective knowledge, and covenant with the other parties with respect to those matters set forth in this Article IV.  For purposes of this Agreement, the disclosure of any matter in a schedule to this Agreement (the “Disclosure Schedule”) shall serve as a sufficient disclosure for purposes of any and all representations and warranties in this Agreement to which such matter logically relates and where such deemed inclusion can be reasonably inferred from the matter and shall be deemed to modify such representation and warranty to the full extent of the disclosure. It is understood that the listing (or inclusion of a copy) of a document or other item on the Disclosure Schedule shall be deemed adequate disclosure of the document or item and its contents.

4.1            Authority.  The PURCHASERS have full power and authority and are competent to (i) execute, deliver and perform this Agreement, and each ancillary document which PURCHASERS have executed or delivered or are to execute or deliver pursuant to this Agreement, and (ii) carry out PURCHASERS obligations hereunder and thereunder, without the need for any Governmental Action/Filing (as defined herein).  The execution, delivery and performance by the PURCHASERS to this Agreement and each ancillary document does not and will not conflict with, result in a breach of, or constitute a default or require a consent or action under, any agreement or other instrument to or by which such PURCHASERS are a party or are bound or to which any of the properties or assets of the PURCHASERS are subject, or any Legal Requirement (as defined herein) to which such PURCHASERS are subject.  This Agreement, and any ancillary document to be executed and delivered by PURCHASERS at the Closing, have been duly executed and delivered by PURCHASERS (and each ancillary document to be executed and delivered by PURCHASERS at or after the Closing will be duly executed and delivered by PURCHASERS), and this Agreement constitutes, and each ancillary document, when executed and delivered by PURCHASERS will constitute such PURCHASER’s legal, valid and binding obligation, enforceable against PURCHASERS in accordance with its terms.  For purposes of this Agreement, (x) the term "Governmental Action/Filing" shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority, and (y) the term "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

4.2            Governmental Approvals and Filings.  No consent, approval or action of, filing with or notice to any party on the part of PURCHASERS is required in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction.

4.3            No Brokers or Finders.  No person, firm or corporation has or will have, as a result of any act or omission of PURCHASERS, any right, interest or valid claim against PURCHASERS for any commission, fee or other compensation as a finder or broker in connection with the Transaction.

4.4            Familiarity with Business. As a result of their respective positions held for a lengthy period of time in HOMI and the Subsidiaries, PURCHASERS are fully and completely familiar with and aware of all of the business dealings and the financial situation of the Subsidiaries, without there being any need for HOMI to make any representations as to same herein, and they neither have nor shall have any claim, demand and/or action whatsoever against HOMI howsoever in connection with the business and/or financial situation of the Subsidiaries, which they are acquiring pursuant to this Agreement, on an “as is” basis, and/or in connection with the contents of the Exhibits hereto and/or the records and/or financial statements of the Subsidiaries. Purchasers likewise are aware of the agreements made between HOMI Israel and Industries and various third parties who provided financing for the purchase of minibars, and such agreements are valid and effective as between said third parties and said Subsidiaries. Industries confirms its intention to honor all agreements to which it is party, including the foregoing agreements.

V.           REPRESENTATIONS AND WARRANTIES OF HOMI

HOMI hereby represents and warrants to PURCHASERS, except as otherwise disclosed to PURCHASERS in a schedule attached hereto and except as otherwise disclosed to PURCHASERS in writing, to the best knowledge after due inquiry of HOMI, as follows:

5.1            Ownership of Restructuring Assets and Transaction Assets.  HOMI is the record or beneficial owner of the Transaction Assets and was at the signing hereof the record or beneficial owner, directly or indirectly, of the Restructuring Assets.

5.2            Organization and Good Standing.  HOMI is a corporation duly organized, validly existing and is in good standing under the laws of Delaware and has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

5.3            Authority to Execute and Perform Agreement.  HOMI has the requisite power and all authority required to enter into, execute and deliver this Agreement and the Transaction documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transaction.  The execution, delivery and performance of this Agreement and the consummation of the have been duly authorized by all necessary corporate action.

5.4            Authorization.  The execution, delivery and performance of this Agreement by HOMI have been duly authorized by proper corporate action of HOMI and is within its corporate powers. This Agreement constitutes the legal, valid and binding obligation of HOMI and is enforceable against HOMI in accordance with its terms.

5.5            Board and Shareholder Approval.  The Board of Directors of HOMI, by resolutions duly adopted at a meeting duly called and held at which a quorum was present or by the unanimous written consent in lieu of such a meeting, has approved this Agreement and the Transaction in accordance with the requirements of the State of Delaware.  The holders of a majority of HOMI’s issued and outstanding voting securities, including those owned by Purchasers, and a majority of HOMI’s issued and outstanding voting securities not including those owned by PURCHASERS, have approved this Agreement and the Transaction in accordance with the requirements of the State of Delaware.

5.6            Binding Effect.  This Agreement has been validly executed and delivered by HOMI and, assuming the due execution and delivery hereof by PURCHASERS and Industries, constitutes a valid and binding obligation of HOMI, enforceable against HOMI in accordance with its terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles (regardless of whether such enforceability is considered in equity or at law).

5.7           Governmental Approvals and Filings.  No consent, approval or action of, filing with or notice to any party on the part of HOMI is required in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction.

5.8            No Brokers or Finders.  No person, firm or corporation has or will have, as a result of any act or omission of HOMI, any right, interest or valid claim against HOMI for any commission, fee or other compensation as a finder or broker in connection with the Transaction.

VI.        INDEMNIFICATION OF HOMI

6.1            Industries and PURCHASERS’ Indemnification Obligation with Respect to the Assumed Liabilities and Representations and IRS Claim.  Industries and PURCHASERS, jointly and severally,  each acknowledge that some or all of the creditors under the Assumed Liabilities may chose not to release HOMI from such obligations. Industries and the PURCHASERS hereby indemnify and hold harmless, and agree to indemnify and hold harmless (from and after the Closing) HOMI and its respective directors, officers, shareholders, employees and agents (collectively, the "HOMI Indemnified Parties") against any and all liabilities, obligations, losses, damages, claims, actions, liens and deficiencies which exist, or which may be imposed on, incurred by or asserted against any one or more of the HOMI Indemnified Parties as arising out of (i) any and all Assumed Liabilities as of the Closing Date, (ii) any and all other liabilities of HOMI which Purchasers knew and/or should have known existed at the date hereof or at the date of Closing but did not disclose to HOMI’s Board of Directors in writing, and/or which was known to HOMI at said times, and (iii) any cost or expense (including reasonable attorneys' fees and court costs) incurred by the HOMI Indemnified Parties or any of them in connection with the foregoing (including, without limitation, any cost or expense incurred by the HOMI Indemnified Parties in enforcing their rights pursuant to this Section 6.1) (collectively, the "Damages" for purposes of this Section 6.1). In respect of the IRS Claim, the Parties will fully cooperate in order to reduce the IRS Claim as much as possible and preferably to cancel it altogether, bearing in mind that HOMI’s auditors have advised that it is IRS’ stated policy to reduce or cancel such fines in similar circumstances. If, following all such efforts to reduce or cancel the IRS Claim, any part of the IRS Claim remains outstanding, then one half of the IRS Claim shall be included in the liabilities being indemnified by Industries and Purchasers as set forth in this Section 6.1 above, and the other half will remain a liability of HOMI.

A HOMI Indemnified Party may apply all demands or claims for indemnification under this Article against any payment to be made by or on behalf of such HOMI Indemnified Party or any of its Affiliates to or for the account of Industries and the PURCHASERS by means of set-off, reduction or otherwise.  No HOMI Indemnified Party shall be required to make any claim or demand against any other Person prior to the making of any claim or demand for indemnification or at any other time.  The rights of the HOMI Indemnified Parties under this Section 6.1 are in addition to such other rights and remedies which they may have under this Agreement or otherwise.  The amount of any and all Damages suffered by HOMI Indemnified Parties under this Section 6.1 shall be recovered, and all claims of HOMI Indemnified Parties pursuant to this Section 6.1 shall be brought by HOMI on behalf of such HOMI Indemnified Parties.

6.2            Procedure for Indemnification Claims.

 (a)           If at any time a HOMI Indemnified Party determines to assert a right to indemnification hereunder, the HOMI Indemnified Party shall give to Industries and the PURCHASERS written notice describing the matter for which indemnification is sought in reasonable detail.  In the event that a demand or claim for indemnification is made hereunder with respect to a matter the amount or extent of which is not yet known or certain, the notice of demand for indemnification shall so state, and, where practicable, shall include an estimate of the amount of the matter.

 (b)           Within 15 days after receipt of the notice referred to in clause (b) above, Industries and the PURCHASERS shall (i) if true, acknowledge in writing their respective responsibility for all or part of such matter, and shall pay or otherwise satisfy the portion of such matter as to which responsibility is acknowledged or take such other action as is reasonably satisfactory to the HOMI Indemnified Party to resolve any such matter that involves anyone not a party hereto, or (ii) give written notice to the HOMI Indemnified Party of his intention to dispute or contest all or part of such responsibility.  Upon delivery of such notice of intention to contest, the parties shall negotiate in good faith to resolve as promptly as possible any dispute as to responsibility for, or the amount of, any such matter.  Failure to respond to a notice claiming indemnification shall be deemed a denial of responsibility therefore.

 (c)           In the event that the HOMI Indemnified Party is required to expend any amount in enforcing his, her or its rights of indemnification hereunder, Industries and the PURCHASERS will, jointly and severally, promptly upon request, pay such amounts to the HOMI Indemnified Party if indemnification is required to be made hereunder.

(e)           Industries and each PURCHASER shall have the right to employ separate counsel in any action or claim which is brought against any HOMI Indemnified Party in respect of which indemnity may be sought from it, and to participate in the defense of such action or claim, if Industries or such PURCHASER confirms in writing their responsibility for such action or claim; provided, however, that (i) PURCHASERS and Industries, or the HOMI Indemnified Party or Parties, as per their mutual agreement, shall retain control of such action or claim and (ii) the fees and expenses of such separate counsel shall be at the expense of Industries and the PURCHASERS, as applicable; and (iii) PURCHASERS and Industries may in no event settle such claim without the prior written consent of the relevant HOMI Indemnified Party unless such settlement provides for a full release of the relevant HOMI Indemnified Party in respect of such claim.

VII.           CLOSING

7.1            General Procedure.  Upon the execution of this Agreement (the “Closing”), each party shall deliver to the other party such documents, instruments and materials in their possession as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be reasonably satisfactory in form and substance to counsel for the other parties.

7.2            Conditions to Obligation of HOMI.  The obligation of HOMI to assign the Assets, sell the Transaction Assets and other transactions contemplated herein on the Closing in accordance with the terms set forth in this Agreement is, at the option of HOMI, subject to the satisfaction (or waiver by HOMI) of each of the following conditions:

 (a)           Accuracy of Representations and Warranties.  The representations and warranties made by PURCHASERS in this Agreement shall be correct in all material respects on and as of the Closing with the same force and effect as though such representations and warranties had been made on the Closing.

 (b)           No Injunction.  There shall not be in effect, as of the Closing, any non-appealable injunction or other binding order of any court or other tribunal having jurisdiction that prohibits the sale of the Transaction Assets to the PURCHASERS or the sale of the Restructuring Assets to Industries.

 (c)           Delivery of Closing Documents. PURCHASERS shall have delivered or be prepared to deliver to HOMI the closing items identified in Section 7.4 (a).

7.3            Conditions to Obligation of PURCHASERS.  The obligation of PURCHASERS hereunder to complete the purchase of the Transaction Assets on the Closing on the terms set forth in this Agreement is, at the option of PURCHASERS, subject to the satisfaction (or waiver by PURCHASERS) of each of the following conditions:

 (a)           Accuracy of Representations and Warranties. The representations and warranties made by HOMI in this Agreement shall be correct in all material respects on and as of the Closing with the same force and effect as though such representations and warranties had been made on the Closing.

 (b)           No Injunction.  There shall not be in effect, as of the Closing, any non-appealable injunction or other binding order of any court or other tribunal having jurisdiction that prohibits the purchase of the Transaction Assets by PURCHASERS.

 (c)           Delivery of Closing Documents.  HOMI shall have delivered to PURCHASERS the closing items identified in Section 7.4(b) in form satisfactory to PURCHASERS.

7.4            Specific Items to be Delivered at the Closing.  The parties shall deliver or shall cause to be delivered the following items to the appropriate party at the closing of the transactions contemplated by this Agreement:

 (a)           To be delivered by PURCHASERS to HOMI:

(i)          Executed releases of HOMI by those creditors under the Assumed Liabilities who have executed the same, including releases of all notes owed by HOMI and held by Purchasers.

 (b)           To be delivered by HOMI to Purchasers:

(i)          All necessary documents conveying the Transaction Assets to Purchasers.
(ii)         copies of all documents evidencing that all Restructuring Assets have been conveyed to Industries.

VIII.      POST-CLOSING COVENANTS

8.1            Access to Records After Closing.  From and after the Closing, each of HOMI and Industries shall have reasonable access to inspect and copy all books and records that the other retains after the Closing with regard to business activities preceding the Closing for reasonable purposes (e.g., audits, etc.) and for the periods stipulated by applicable law. Such access shall be afforded by the party maintaining such books and records upon receipt of reasonable advance notice and during normal business hours. Purchasers shall also provide reasonable assistance, including general consultation (while Industries’ controller, Bella Kivilis, remains in her position currently estimated as May 2014) and consultation with Cohen, data storage and such like, without incurring any out of pocket expense, until such time as HOMI enters into an acquisition or merger or similar transaction with a third party, to the extent reasonably required in order to enable HOMI to continue to make such filings and reports as may be necessary during that period. Purchasers will procure that HOMI’s Board of Directors will at Closing receive two electronic copies of all of the signed agreements, balance sheets (including data files) and all other accounting files and legal documents relating to HOMI and its subsidiaries and currently and as of Closing electronically stored by HOMI or Industries, and Purchasers and Industries likewise consent to Industries’ accountants and lawyers providing such documents to HOMI’s Board of Directors.

8.2           Survival.  The post-closing covenants set forth herein shall survive in accordance with their respective terms. Each of the parties acknowledges that, except as expressly provided herein, none of the parties hereto, and none of the representatives of either party hereto, has made or is making any representations or warranties whatsoever, implied or otherwise.

IX.        MISCELLANEOUS

9.1           Binding Effect: No Third Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of and be enforceable against the parties hereto and their respective heirs, successors and permitted assigns, as applicable. This Agreement is not intended to confer on any party not a signatory hereto any rights and remedies hereunder.

9.2           Governing Law.  This Agreement shall in all respects be governed by, and enforced and interpreted in accordance with, the laws of the State of New York, without regard to conflict of law provisions, as if all performance under this Agreement were to occur within the State of New York, subject to the provisions of Section 9.3(b) below.

9.3           Arbitration: Venue.  Any disputes arising under, or related to, this Agreement shall be resolved in accordance with the following provisions:

(a)           In the event that a dispute should arise among the parties with respect to the interpretation and implementation of this Agreement or if the parties fail to come to mutual agreement with respect to any decision that is to be mutually agreed hereunder, each party agrees to use all reasonable efforts to solve such dispute in negotiations, including, subject to the parties’ agreement at such time, non-binding mediation.

(b)           In the event that a dispute resolution according to the foregoing is not successful within thirty (30) days of institution of such negotiations, any dispute, controversy or claim arising out of or relating to this Agreement or breach hereof shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules. The arbitrators shall be citizens or residents of the United States. The place of arbitration shall be New York, New York and the language of the arbitration shall be English, unless HOMI elects in writing, in its discretion, that the place of arbitration shall be Israel, governing law shall be Israeli Law and the language of arbitration shall be Hebrew. The award shall be final and binding on the parties, and each party hereby waives to the fullest extent permitted by law any right it may otherwise have under the laws of any jurisdiction to any form of appeal. The award may include an award of costs, including reasonable attorneys’ fees and disbursements. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof, and with respect thereto, each party (i) irrevocably submits to the jurisdiction of any court of competent jurisdiction located in the designated place of arbitration as above; (ii) waives any argument that venue in such forum is not convenient; and (iii) consents to the jurisdiction of such courts regardless of their state or country of residence.

9.4           Notices.  All notices, consents, requests, instructions or other communications provided for herein shall be in writing and shall be deemed validly given, made and served when (a) delivered personally, (b) sent by certified or registered mail, postage prepaid, (c) sent by reputable overnight delivery service, pending the designation of another address, or (d) sent by facsimile transmission, addressed to the receiving party at the address indicated hereinabove, or such other address as a party may designate in the future, in writing, with receipt confirmed in writing by the receiving party.

9.5           Entire Agreement and Amendments.  This Agreement (together with the Exhibits and Schedules attached hereto, each of which are hereby incorporated herein) sets forth the entire agreement between the parties relating to the subject matter hereof, superseding in all respects any and all prior oral or written agreements or understandings between them pertaining to the transactions contemplated by this Agreement. This Agreement shall be amended or modified only by written instrument signed by each of the parties hereto.

9.6           Interpretation.  Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement. Each party has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice. Section and article headings used in this Agreement have no legal significance and are used solely for convenience of reference.

9.7           Assignment.  No party shall assign its rights or delegate its responsibilities without the prior written consent of the other parties hereto, which consent will not be unreasonably withheld.

9.8           Expenses.  Cohen confirms that HOMI’s consultants in connection with this Agreement have already been paid by HOMI through the date hereof.

9.9           Force Majeure.  Neither party shall be in default under this Agreement or liable for any nonperformance that is caused by fire, flood, explosion, war, strike, embargo, or any act, order or requirement of a regulatory body, court or legislature, civil or military authority, act of God, act or omission of any third party, or other cause beyond such party’s reasonable control during the period and to the extent that such extraordinary condition delays, impairs or prevents such party’s performance.

9.10         Attorneys’ Fees.  In any action or proceeding brought to enforce any provision of this Agreement or other related document, or where any provision hereof or thereof is validly asserted as a defense, the successful party shall be entitled to recover, and the court or arbitrator shall award, reasonable attorneys’ fees in addition to any other available remedy. Purchasers confirm that in the event of any issue arising after Closing in which there shall be a conflict of interests between HOMI and Purchasers, Purchasers shall have no objection to any service provider who previously provided services to HOMI, such as lawyers and accounts, acting for HOMI in such matter.

9.11         Counterparts Facsimile Execution. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier or email is to be treated as an original document.  The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document.  At the request of any party, a facsimile or telecopy or email document is to be re-executed in original form by the parties who executed the facsimile or telecopy or email document.  No party may raise the use of a facsimile machine or telecopier machine or email system as a defense to the enforcement of the Agreement or any amendment or other document executed in compliance with this Section.

9.12         Governing Language.  This Agreement shall be executed in the English language. Any translation of this Agreement into a language other than English shall be for the convenience of the parties only, it being understood that the English version shall control. In the event of any dispute with regard to this Agreement and its interpretation, the English language version of this Agreement shall prevail.

(Balance of Page Intentionally Left Blank – Signature Page Follows)

IN WITNESS WHEREOF, THE PARTIES have executed this Agreement as of the date set forth in the first paragraph.

PURCHASERS:

_________________________________
Daniel Cohen

_________________________________
Moise Laurent Elkrief

__________________________________
[Newco]

HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC.
a Delaware corporation

By: _________________________________
Its: _________________________________

HOMI Industries Ltd
an Israeli company

By: _________________________________
Its: _________________________________

Executive Summery

1.
We were requested to estimate the economic value of Hotel Outsource Management International INC Company (hereinafter "The Company" or "HOMI"). The company is registered in Delaware USA, and has been is traded on the OTCBB market since 2002. The Company deals with manufacturing, marketing and operating mini-bar systems in hotels, directly and through wholly owned subsidiaries.

2.
In recent years the company is in a constant process of erosion and decline in major financial parameters. The company's total assets on the balance sheet, as of 09/30/13, are approximately 5.1 million $. This figure is similar to the company's state at the end of 2012, and is a slight decrease in comparison to approximately 5.4 million $ at the end of 2011. The net financial obligations of the company's to financing entities at 09/30/13 stood at 2.4 million $. In addition, the sharp increase in obligation towards suppliers shows that there is a delay in payments to the suppliers which could lead to pressures from suppliers and a demand for immediate payment of the debt. This can harm the Company's cash flow and, even worse, can cause legal action against the company.

3.
The Company's revenues in 2013 are expected to be approximately 3.3 million $, similar to the revenues of 2012 and 2011. The company's EBITDA, true to 30.09.2013, was a negative 0.6 million $, this in comparison to a negative 0.5 million $ at the end of 2012. True to 30.09.13, the company recorded an operational loss of 1.0 million $ in 2013, in comparison to 0.8 million $ last year. The Company has a negative cash flow from operations and is required to fund its operations from external sources. The Company's cash balances are low and amount to approximately a negative 157 thousand $.

4.	The Company has a "going concern" warning notice from the company's auditors. Removing the warning depends upon the implementation of management plans along with fundraising.
5.	We received the company's management forecasts. However, we note that our experience shows that the company does not meet its forecasts and therefore must address these forecasts very carefully.
6.
The company has undergone severe changes during the fourth quarter of 2013. The company's CEO (and CEO of most subsidiaries) Mr. Yacov (Jackie) Ronell left the Company, along with Mr. Ariel Almog, the CEO of HOMI USA. These measures may harm the Company's business operations and its ability to function. Both key figures have not yet been replaced, but the estimation of the president of the company, Mr. Daniel Cohen is that he is ability to replace them and generate growth of the company.

7.
We received the company's plans and forecasts. According to our analysis, even if we fully accept the management forecasts, the company will continue to post an operating loss and a negative cash flow. Moreover, the company's current cash flow from activity cannot repay its existing financial liabilities. Under these circumstances, the company would find it difficult to raise additional sources to finance its ongoing operations.

8.
During 2013 the company's stock was traded at 0.5 to 1 cent per share, and averaged at 0.67 cents per share. The Company's market value today is approximately 1.5 million $. Due to the relatively low trading volume of the company shares and due to the fact that most of the transactions (if not all) are made by stakeholders, our opinion is that the market value does not reflect the true value of the company.

9.
According to the DCF approach, based on our methodology and assumptions (as detailed in the paper), the company has a negative net value of approximately 3.2 million $, this is true even if we do not consider a 0.6 million NIS reduction in existing debt of the company to suppliers.

10.
Our sensitivity analysis shows that the Company reaches a positive value only if it sells over 2,000 minibars in direct sales each year starting from 2016 and thereafter, or if it can reduce the selling, marketing, general and administrative costs by 35% (approximately 0.5 million $). In our opinion, it is unlikely that the company will reach these goals. Nevertheless, considering the 0.6 million $ debt to its suppliers, the net value of the Company is still negative even if the Company obtains these goals.

11.	In its current state, the Company will find it hard to receive bank loans or other types of funding, and there is an ongoing concern to the Company existence as an active entity.
12.
We were informed that a proposal was made by a number of the Company's shareholders to the other shareholders (hereinafter "offeree") according to which they are willing to immediately transfer 300 thousand $ to the company "Homi industries", and in return the shareholders of the parent company HOMI INC will hand over all operations of the Company and its subsidiaries, and these will be consolidated within the framework of Homi industries. This is a transfer of all operations, duties, and knowledge trademark of HOMI for no actual cost (to be paid: 1$), but for an additional loan. The parent company HOMI INC will remain as a skeleton enterprise, empty from market shell and duties, while the offeree will be the sole shareholders. As an asset, the HOMI company and its shareholders (the offeree) will have remained only the skeleton stock market company, which can be later sold to a potential purchaser for what is likely to reach about 250 thousand $.

13.
Due to the findings of the valuation, our opinion is that the transaction proposed is praiseworthy and reflects a potential positive value to current HOMI shareholders (the oferee) versus a negative value in the alternative of continuing operations of the Company.